Verde and C-Twelve Forge 10-Year Exclusive Partnership to Redefine the Roads of the Future

VERDE
#TransitionToZero

NEWS PROVIDED BY
Verde Resources Inc. →
May 20, 2025, 07:32 ET

ST. LOUIS, May 20, 2025 /PRNewswire/ -- Verde Resources Inc. (OTCQB: **VRDR**) and Australian innovator C-Twelve Pty Ltd (C12) are proud to announce a landmark 10-year exclusive partnership aimed at commercializing low carbon asphalt technology across the United States. This long-term collaboration marks a pivotal step toward redefining the future of sustainable road construction, following the successful completion of their **joint term sheet objectives signed in October 2024**.



National Center
For
Asphalt Technology
NAPA

From left: C-Twelve CEO Jason Lee & Director Kane Blackburn, Verde CEO Jack Wong, C-Twelve Technical Director Ryan Grieve, and Verde COO Eric Bava at NCAT, Auburn, Alabama

The partnership has already delivered tangible results. **Proof-of-concept** trials conducted at the **National Center for Asphalt Technology (NCAT)** Test Track in Auburn, Alabama, in December 2024 and April 2025, validated the performance of asphalt produced without burning 95% of the fossil fuels typically required for the production of standard hot mix asphalt. This significant carbon reduction is complemented by a scalable, replicable model for engineered carbon removal. Verde's IP Model unlocks a new revenue stream through Carbon Removal Credits, offering both environmental and financial benefits, and providing companies with a pathway to offset their Scope emissions, thereby reducing costs. These trials confirmed not only the environmental benefits but also the economic viability of deploying the group's technology across all aspects of road construction and infrastructure, providing pavement durability while reducing greenhouse gas emissions. As part of this partnership, Verde-C12 will share joint ownership of all solutions developed, tested, and piloted in the United States.

"We're incredibly proud of what we've accomplished with C12 in just seven months," said Jack Wong, CEO of Verde Resources. "Our successful proof-of-concept is a direct reflection of the vision we set out to achieve together. With C12's groundbreaking technology and Verde's commitment to sustainable infrastructure, we're poised to deliver transformative, common-sense solutions that will redefine our roads of the future, for the benefit of both the environment and the economy."

Beyond improving road durability and cutting emissions, this collaboration enables carbon sequestration at scale while maximizing impact within existing budgets. The Verde-C12 IP has created a model for engineered carbon removal that stretches infrastructure budgets further, allowing governments to do more with the same taxpayer dollar. At the same time, the generated Carbon Removal Credits offer corporations a powerful tool to meet their sustainability targets while supporting next-generation infrastructure.

In a world-first achievement, Verde **successfully generated the first-ever biochar-based Carbon Removal Credits from asphalt in April 2025**. These credits were certified by **Puro.earth**, the leading global standard for engineered carbon removal. This groundbreaking milestone, made only possible by C-Twelve's pioneering technology, represents a major leap forward in climate innovation. The credits were pre-purchased by one of the world's largest financial institutions, signaling strong market confidence in the technology's commercialization potential and its pivotal role in accelerating the global transition to Net Zero.

"We're excited to take this next step with Verde and bring our years of R&D to market," said Jason Lee, CEO of C-Twelve. "This partnership affirms our shared vision and technical progress. With Verde's expertise and industry network in the U.S., we're ready to drive this innovation into widespread adoption and deliver measurable impact on both infrastructure and climate."

Going green has long been viewed as a premium, but the Verde–C12 solution flips that narrative. With superior efficiency from end to end, it delivers tangible wins for the economy, meaningful savings for taxpayers, and lasting benefits for the environment.

About Verde Resources Inc.:
Verde Resources Inc. (OTCQB: **VRDR**) is a leader in sustainable infrastructure, specializing in innovative and cost-effective solutions to help the industry seamlessly #TransitionToZero™. By integrating proprietary technologies with sustainable practices, Verde is at the forefront of creating low-carbon materials for infrastructure worldwide.

About C-Twelve Pty Ltd:
C-Twelve is an Australian-based company pioneering industrial-scale carbon sequestration technologies for road construction and infrastructure. Focused on integrating climate-smart innovations into everyday infrastructure, C-Twelve captures and stores carbon directly in asphalt pavements, delivering resilient roads and a more sustainable planet.

SOURCE Verde Resources Inc.